UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2009

GT SOLAR INTERNATIONAL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	333-142383 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway

Merrimack, New Hampshire 03054

(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 13, 2009, Thomas M. Zarrella resigned as a director from the Board of Directors of GT Solar International, Inc. (the “Company”).  Mr. Zarrella’s resignation was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Zarrella departed from his roles as the Company’s president and chief executive officer on October 28, 2009.

In connection with his departure, GT Solar Incorporated (“GT Solar”) entered into a Separation and General Release Agreement with Mr. Zarrella (the “Separation Agreement”) on November 13, 2009.

The Separation Agreement provides that Mr. Zarrella will receive severance payments totaling $425,000, representing twelve months of his base salary in effect on his separation date, to be made in twenty-six equal bi-weekly installments in accordance with GT Solar’s customary payroll practices, and continuation of Mr. Zarrella’s medical and dental insurance benefits for a period equal to the lesser of (x) twelve months following his separation date and (y) the period ending on the date that he first becomes entitled to receive similar benefits under any plan maintained by a person for whom he provides services.  Mr. Zarrella has the option of electing COBRA coverage under GT Solar’s group medical plans for up to 12 months following his separation date at GT Solar’s expense, and at his expense thereafter, if required, subject to the provisions of COBRA coverage in effect at that time.  Mr. Zarrella is also entitled to receive a special payment of $350,000 made within 5 days of the applicable revocation period.  GT Solar agreed to pay up to $20,000 of Mr. Zarrella’s legal fees and expenses in connection with his departure and the Separation Agreement.

All unvested stock options and restricted stock units held by Mr. Zarrella were automatically forfeited and cancelled upon his departure.  Mr. Zarrella has sixty days from the date of the Separation Agreement to exercise his vested stock options.  The portion of Mr. Zarrella’s Class B shares in GT Solar Holdings, LLC that have vested are subject to repurchase by GT Solar Holdings, LLC in accordance with the limited liability company agreement of GT Solar Holdings, LLC, and the balance of Mr. Zarrella’s Class B shares that have not vested were forfeited and cancelled.  Mr. Zarrella will continue to hold his Class A shares and Class C shares in GT Solar Holdings, LLC.

Pursuant to the Separation Agreement, Mr. Zarrella agreed to release GT Solar, the Company, GT Solar Holdings, LLC and GFI Energy Ventures LLC from, among other things, all claims, liabilities, covenants and causes of action, arising out of or related to or based upon his employment with GT Solar, his being a director, officer or employee of GT Solar, the Company and their respective subsidiaries, any and all claims in tort or contract and any federal, state or local statute, ordinance or regulation.  Mr. Zarrella agreed to comply with and be bound by that certain Confidentiality and Non-Competition Agreement, dated as of December 30, 2005, between Mr. Zarrella and GT Solar after his separation date in accordance with its terms and further agreed to certain non-disparagement covenants.  In the event of a breach of the Confidentiality and Non-Competition Agreement or the non-disparagement covenants that is not cured within 20 days after notice, the payments and benefits paid pursuant to the Separation Agreement would be eliminated and Mr. Zarrella would be required to return all consideration paid by GT Solar under the Separation Agreement in excess of $100.

Pursuant to the Separation Agreement, Mr. Zarrella agreed to make himself reasonably available to assist and cooperate with GT Solar, the Company and their respective subsidiaries in connection with any review of the policies, procedures and activities of GT Solar, the Company and their respective subsidiaries, and, subject to certain exceptions, to the extent Mr. Zarrella provides such services after December 1, 2009 that exceed 100 hours, GT Solar agreed to pay Mr. Zarrella a consulting fee at the rate of $400 per hour.

A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation and General Release Agreement between the Company and Thomas M. Zarrella, dated November 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ HOIL KIM
Date:	November 16, 2009	Hoil Kim
Vice President, General Counsel and Secretary